®

PRESS RELEASE

www.inhibitex.com

FOR IMMEDIATE RELEASE

INHIBITEX REPORTS SECOND QUARTER FINANCIAL RESULTS AND CORPORATE HIGHLIGHTS

-FV-100 and INX-189 Clinical Development Programs Remain On Track-
-Conference Call Today at 9:00 a.m. EDT-

ATLANTA, GA –August 10, 2010 — Inhibitex, Inc. (NASDAQ:INHX, the “Company”) today announced its financial results for the second quarter ended June 30, 2010.

“Our financial results and clinical progress during the second quarter reflect our continued commitment to executing our operating and clinical development plans in an effective and disciplined manner,” stated Russell H. Plumb, President and CEO of Inhibitex, Inc. “We advanced INX-189, our HCV nucleotide polymerase inhibitor, into a first-in-man, single ascending dose study in the second quarter, and we are on track to complete this study during the third quarter. In addition, our ongoing Phase II trial of FV-100 in shingles patients is enrolling well, and with the favorable independent data safety monitoring board recommendation we received in July to continue enrollment as planned, we expect to have top-line data from the trial available in the fourth quarter.”

Second Quarter Financial Results

As of June 30, 2010, the Company held $29.3 million in cash, cash equivalents and short-term investments. The Company reported a net loss in the second quarter of $5.6 million, as compared to a net loss of $4.2 million in the second quarter of 2009. Basic and diluted net loss per share was $0.09 for the second quarter of 2010 as compared to $0.10 in the second quarter of 2009. The $1.4 million increase in net loss in the second quarter of 2010 was the result of higher research and development expense, lower net interest income and a slight increase in general and administrative expense. The decrease in net loss per share for the second quarter of 2010 was the result of an increase in the number of weighted-average shares outstanding as compared to 2009, offset in part by the increase in net loss.

Research and development expense increased to $4.9 million in the second quarter of 2010 from $3.7 million in the second quarter of 2009, due principally to a $1.5 million increase in direct costs incurred in connection with the clinical development of INX-189 and to a lesser extent, the clinical development of FV-100, offset in part by a $0.3 million decrease in non-direct expenses.
Recent Corporate Developments

FV-100 for Shingles – In July 2010, the Company reported that the independent data safety monitoring board (DSMB) responsible for reviewing safety data from the Company’s ongoing Phase II clinical trial of FV-100 met, as scheduled, after the Company had provided it with complete 30-day follow-up safety data on the third quartile (75%) of the patients that the Company plans to enroll in the trial. Based upon its review, the DSMB recommended that the trial continue as planned, without modification.

INX-189 for Chronic Hepatitis C – In May 2010, the Company announced that it had initiated a Phase I double-blind, placebo-controlled, single ascending dose study to evaluate the safety and pharmacokinetics of INX-189 in healthy volunteers. The study, which is being conducted in the U.S. under an Investigational New Drug application filed with the FDA, is designed to evaluate up to six escalating doses of INX-189. Each dose cohort will include eight subjects, six of which will receive INX-189 and two of which will receive placebo. The Company expects to complete this study in the third quarter of 2010 and thereafter plans to advance INX-189, subject to FDA review, into a Phase 1b multiple ascending dose clinical trial to evaluate its safety and viral kinetics in treatment naïve patients with chronic hepatitis C.

Conference Call and Webcast Information

Russell H. Plumb, President and Chief Executive Officer of Inhibitex, and other members of management will review the Company’s second quarter operating results and financial position, as well as provide a general update on the Company via a webcast and conference call today at 9:00 a.m. EDT. To access the conference call, dial (877) 407-9210 (domestic) or (201) 689-8049 (international). A replay of the call will be available from 11:00 a.m. EDT on August 11 until September 10, 2010 at midnight. To access the replay, please dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and reference the account # 286 and the conference ID # 354732. A live audio webcast of the call and the archived webcast will be available under the News and Events category on the Inhibitex website at http://www.inhibitex.com.

About Shingles and FV-100

The Company is developing FV-100 to treat herpes zoster, also commonly referred to as shingles, which is an infection caused by the reactivation of varicella zoster virus (VZV), the same virus that causes chicken pox. Published in vitro studies have demonstrated that FV-100, an orally available nucleoside analogue, is significantly more potent against VZV and can inhibit its replication substantially faster than any other antiviral agent currently approved for the treatment of shingles. Inhibitex believes these characteristics, plus a favorable pharmacokinetic profile, support the potential of FV-100 as a highly potent, once-daily oral therapy to reduce the incidence, severity and duration of shingles-related symptoms, including acute pain and post herpetic neuralgia (PHN).

About HCV and INX-189

Hepatitis C is a disease of the liver caused by the hepatitis C virus (HCV), which causes liver disease, cirrhosis and cancer, and is the leading cause of liver transplants in the United States. Inhibitex is developing a series of proprietary nucleotide inhibitors, which it refers to as protides, which target and inhibit the RNA-dependent RNA polymerase (NS5b) of HCV. The Company believes that INX-189 is the most potent HCV nucleotide polymerase inhibitor in clinical development, and that preclinical studies of INX-189 support its potential as a highly potent, once-per-day oral therapy amenable to low fixed-dose combination with other antivirals for the treatment of patients with chronic hepatitis C infections.
About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on developing products to treat and prevent serious infectious diseases. In addition to its two clinical-stage programs, FV-100 and INX-189, the Company’s pipeline includes other HCV nucleotide inhibitors in preclinical development. It has also licensed its proprietary MSCRAMM® protein platform to Pfizer for its use in the development of staphylococcal vaccines.

For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than historical facts included in this press release, including statements regarding: the anticipated time when top-line data from the ongoing Phase II clinical trial of FV-100 will be available; the potential for FV-100 to be dosed once-per-day and reduce the incidence, severity and duration of shingles-related symptoms, including acute pain and PHN; the anticipated time when the ongoing, first-in-man single ascending dose study of INX-189 will be completed; the Company’s plans to advance INX-189 into a Phase 1b multiple ascending dose study; the Company’s belief that INX-189 is the most potent HCV nucleotide polymerase inhibitor in clinical development; and the results of preclinical studies of INX-189 supporting its potential as a highly potent, once-per-day oral therapy amenable to low fixed dose combination with other antivirals for the treatment of patients with chronic hepatitis C infection are forward looking statements. These intentions, expectations, or results may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including the risk of: the Company, the FDA, a DSMB, or an institutional review board (IRB) delaying, suspending or terminating the clinical development of FV-100 or INX-189 at any time for a lack of safety or tolerability, manufacturing issues or any other reason; FV-100 not demonstrating sufficient efficacy in reducing the incidence and severity of shingles-related symptoms, including acute pain and PHN, to be clinically relevant or commercially viable; undisclosed data demonstrating the existence of a more potent HCV nucleotide inhibitor in clinical development; obtaining, maintaining and protecting the intellectual property incorporated into and supporting the commercial viability of the Company’s product candidates; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, or SEC, on March 26, 2010 and its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010, as filed with the SEC on May 13, 2010. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.
Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.

Contacts:
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

Lee M. Stern, CFA
The Trout Group
(646) 378-2922
lstern@troutgroup.com

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INHIBITEX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$6,907,451	$11,290,332
Short-term investments	22,390,181	26,625,496
Prepaid expenses and other current assets	678,726	831,196
Accounts receivable	67,857	61,062

Total current assets	30,044,215	38,808,086
Property and equipment, net	1,340,401	1,621,392
Other long-term assets.............................................................	35,683	40,290

Total assets	$31,420,299	$40,469,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,304,142	$1,590,804
Accrued expenses	1,418,515	1,537,637
Current portion of notes payable	121,528	78,125
Current portion of capital lease obligations	218,884	207,100
Current portion of deferred revenue	441,667	191,667
Other current liabilities	228,835	202,531

Total current liabilities	4,733,571	3,807,864
Long-term liabilities:
Notes payable, net of current portion	425,347	546,875
Capital lease obligations, net of current portion	68,313	180,792
Deferred revenue, net of current portion	12,500	87,500
Other liabilities, net of current portion	986,562	1,096,629

Total long-term liabilities	1,492,722	1,911,796

Total liabilities	6,226,293	5,719,660
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at June 30, 2010 and December 31, 2009; none issued and outstanding	—	—
Common stock, $.001 par value; 150,000,000 shares authorized at June 30, 2010 and December 31, 2009; 62,135,924 and 61,559,782 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	62,136	61,560
Common stock warrants	11,631,670	12,133,216
Accumulated other comprehensive (loss) income	(1,683)	8,977
Additional paid-in capital	268,740,043	267,432,572
Accumulated deficit	(255,238,160)	(244,886,217)

Total stockholders’ equity	25,194,006	34,750,108

Total liabilities and stockholders’ equity	$31,420,299	$40,469,768

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INHIBITEX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenue:
License fees and milestones.	$37,500	$37,500	$786,667	$75,000
Collaborative research and development	250,000	250,000	500,000	500,000

Total revenue	287,500	287,500	1,286,667	575,000
Operating expense:
Research and development .	4,915,899	3,680,548	9,705,514	7,177,608
General and administrative .....	958,834	937,354	1,982,875	2,008,844

Total operating expense	5,874,733	4,617,902	11,688,389	9,186,452

Loss from operations	(5,587,233)	(4,330,402)	(10,401,722)	(8,611,452)
Other (expense) income, net	12,194	46,223	15,714	38,072
Interest income, net	16,249	54,921	34,065	148,439

Net loss ..............................	$(5,558,790)	$(4,229,258)	$(10,351,943)	$(8,424,941)

Basic and diluted net loss per Share	$(0.09)	$(0.10)	$(0.17)	$(0.19)

Weighted average shares used to compute basic and diluted net loss per share	61,835,222	43,524,715	61,698,884	43,476,613

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